Exhibit 23.2

CONSENT OF PETECH ENTERPRISES, INC.

We hereby consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Next Bridge Hydrocarbons, Inc. for the year ended December 31, 2023 (the “Annual Report”). We hereby further consent to the inclusion in the Annual Report of estimated oil and gas reserves as of December 31, 2023, contained in our report dated March 21, 2024, and to the inclusion of such report as an exhibit to the Annual Report. We further consent to the incorporation by reference thereof into Next Bridge Hydrocarbons, Inc.’s Registration Statement No. 333-275992 on Form S-8.

PETECH ENTERPRISES, INC.

By:	/s/ Amiel David
Amiel David, PE #50970

Houston, Texas
July 17, 2024